Exhibit 107

Calculation of Filing Fee Tables
POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-1
ON
FORM S-3
(Form Type)

UWM Holdings Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	—	—	—	—	—	—	—	—
Primary Offering	Equity	Class A common stock, par value $0.0001 per share	457(a)	15,874,987(1)	$11.50	$182,562,351	0.0001091	$19,918(1)
Secondary Offering	Equity	Class A common stock, par value $0.0001 per share	457(a)	115,875,000(1)	$11.41	$1,322,133,750	0.0001091	$144,245(1)
Carry Forward Securities	—	—	—	—	—	—	—	—
	Total Offering Amounts					$1,504,696,101		$164,162
	Total Fees Previously Paid							$164,162
	Total Fee Offsets							0.00
	Net Fee Due							$0.00
(1) This Post-Effective Amendment No 2 to Form S-1 on Form S-3 does not register any new securities. All filing fees were paid in connection with the initial filing of the original Registration Statement on Form S-1 filed on January 25, 2021.